PILLOWTEX CORPORATION
                     EXECUTIVE MEDICAL EXPENSE REIMBURSEMENT PLAN


                                      ARTICLE I
                                       PURPOSE

     1.01 The purpose of this Plan is to encourage and help to provide a full and complete medical care for each participating employee and his or her spouse and dependants. It is the intention of Pillowtex Corporation (the "Company") that this Plan meet the requirements of a welfare benefit plan primarily for the purpose of providing benefits for a select group of management employees under the Employee Retirement Income Security Act of 1974, as amended.

                                      ARTICLE II
                             EFFECTIVE DATE AND PLAN YEAR

     2.01 The effective date of this Plan shall be January 1, 1998. The records of the Plan shall be kept on a calendar year basis. The Plan Year shall be the calendar year.

                                     ARTICLE III
                                     ELIGIBILITY

     3.01 Only those officers of the Company who have the title of Chief Executive Officer, President, Executive Vice President of Sales, Senior Vice President and General Counsel, Vice President and Controller, or Vice President of Human Resources (and any other officer who is designated to participate in writing by the Company's Chief Executive Officer) shall be eligible to participate in the Plan.

                                      ARTICLE IV
                                    PARTICIPATION

     4.01  Each employee who is eligible to participate in the Plan under
Article III (an "Eligible Employee") shall become a participant in the Plan (a "Participant") on the effective date of the Plan or on the first day he or she is an Eligible Employee, whichever is earlier. Upon termination of a Participant's employment with the Company, all rights of such Participant (and/or a family member of the Participant) to receive benefits for claims incurred after the termination date shall cease. Such participant (and his or her family) shall, however, retain the right to be reimbursed hereunder for claims incurred prior to the termination of employment. For this purpose, a claim will be considered to be incurred when the medical services are rendered.

                                      ARTICLE V
                                       BENEFITS

     5.01 Subject to the limitations and exclusions set forth in this plan, the Company shall reimburse each Participant such amounts as he or she has expended while a Participant for himself or herself and his or her dependents for medical care which is medically necessary and which is not covered under the Company's other health benefit plan in which the Participant is enrolled. In addition, the Company shall pay to each Participant its best estimate of the amount of any federal, state, or local tax payable by the Participant due to the receipt of benefits under this Plan. The term "dependent" means a dependent as defined under the terms of the Company's other health benefit plan in which the Participant is enrolled. The term "medically necessary" refers to expenses which are provided in accordance with and are consistent with generally accepted standards of medical practice in the United States and not primarily for the convenience of the patient, his physician or another service provider or to improve the appearance of the patient. Notwithstanding any other provision in this plan to the contrary, the following expenses are excluded from coverage hereunder: dietary and nutritional aids, services and supplies, custodial care, counseling and therapy, treatment of adolescent behavior disorders, weight reduction services, sterilization reversal, transsexual surgery, treatment of sexual dysfunction, in vitro fertilization and any similar fertility treatments.

     5.02 Notwithstanding any other provision in this plan to the contrary, each Participant's lifetime, aggregate benefits under this plan shall be limited to one million dollars ($1,000,000).


                                      ARTICLE VI
                             BENEFITS FROM ANOTHER SOURCE

     6.01 Reimbursement under this Plan shall be made only in the event, and to the extent, that reimbursement for amounts expended, or payment, for medical care is not provided for under any insurance policy or under any other plan of the Company or other employer or under any federal or state law. If there is such a policy, plan or law in effect providing for such reimbursement or payment in whole or in part, then, to the extent of the coverage under such policy, plan or law, the Company shall be relieved of any and all liability hereunder.

                                     ARTICLE VII
                          CLAIMS AND CLAIMS REVIEW PROCEDURE

     7.01 Benefits under this Plan ordinarily will be paid automatically based on the explanation of benefit form ("EOB") provided by the insurer or administrator of the Company's other health benefit plan in which the Participant is enrolled. However, in the event that payment is not made within 60 days after an EOB is received by the Participant, a claim under this plan should be made in writing, addressed to the Company's Vice President of Human Resources.

     7.02 If any claim for benefits under this Plan is denied in whole or in part, the Plan Administrator shall furnish the claimant promptly with a written notice:

          (a)  setting forth the reason for the denial;

          (b)  citing the Plan provisions upon which such denial is based;

          (c) describing any additional material or information from the claimant which is necessary in order for the claimant to perfect his or her claim and why; and

          (d)  explaining the claim review procedure set forth herein.

     7.03 Failure by the Company to respond to a claim within a reasonable time shall be deemed a denial. Within 60 days after denial of any claim for benefits under this Plan, the claimant may request in writing a review of the denial by the Plan Administrator.

     7.04 Any claimant seeking review hereunder is entitled to examine all pertinent documents, and to submit issues and comments in writing. The Plan Administrator shall render a decision on review of a claim not later than 60 days after receipt of a request for review hereunder. The decision of the Plan Administrator on review shall be in writing and shall state the reason for the decision, referring to the Plan provisions upon which it is based.

     7.05 The 90-day and 60-day periods described in this Article may be extended by the Plan Administrator, if necessary or advisable, for additional periods of the same length by written notice to the Participant.

                                     ARTICLE VIII
                                    ADMINISTRATION

     8.01 The Plan Administrator shall be the Company. The Company shall have authority and responsibility to control and manage the operation and administration of this Plan. The Plan Administrator shall have discretion to resolve any disputed issues and to interpret the terms of the Plan, and such resolution or interpretation shall be binding on all parties.

     8.02 This Plan at all times be entirely unfunded and no provision shall be made with respect to segregating any assets of the Company for payment of any amounts due hereunder.

     8.03 The Company reserves the right to amend this Plan at any time to take effect retroactively or otherwise, in any manner which it deems desirable. The Company further reserves the right to terminate this Plan at any time. Any such amendment or termination shall be made by the Board of Directors of the Company or an officer duly authorized by the Board, and shall be evidenced by an instrument in writing.

                                      ARTICLE IX
                                    MISCELLANEOUS

     9.01 To the extent not pre-empted by the Employment Retirement Income Security Act of 1974 (ERISA), as amended, questions concerning the proper interpretation of the terms of this agreement shall be determined in accordance with the laws of the State of Texas, where the Company's principal business office is located.

     9.02 This document contains all of the operative provisions of this Plan. Any conflict between the provisions of this document and any other Company document purporting to explain the rights, benefits, or obligations of the parties hereunder shall be resolved in favor of this Plan document. In the event that a tribunal of competent jurisdiction shall determine in a final judgment or decree that one or more of the provisions of this Plan is invalid due to the provisions of applicable law, this Plan shall be interpreted as if the offending language had been stricken form its provisions and the remainder of the Plan document shall continue in full force and effect.